May 15, 1997



Simon DeBartolo Group, L.P.
Simon Property Group, L.P
115 West Washington Street
Indianapolis, Indiana 46204

          Re:  Medium-Term Notes Due Nine
               MONTHS OR MORE FROM DATE OF ISSUE

Ladies and Gentlemen:

          We have acted as counsel for Simon DeBartolo Group, L.P., a Delaware limited partnership (the "Issuer"), and Simon Property Group, L.P., a Delaware limited partnership (the "Guarantor"), in connection with the issuance and sale by the Issuer of up to $300,000,000 aggregate principal amount of the Issuer's Medium-Term Notes due nine months or more from date of issue (the "Notes"), including the preparation and/or review of:

          (a) The joint Registration Statement on Form S-3, Registration No. 333-11491, of the Issuer and the Guarantor (the "Registration Statement"), and the Prospectus constituting a part thereof, dated November 21, 1996, relating to the issuance from time to time of up to $750,000,000 aggregate principal amount of debt securities of the Issuer pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the "1933 Act");

          (b) The Prospectus Supplement, dated May 15, 1997, to the above-mentioned Prospectus relating to the Notes and filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424 promulgated under the 1933 Act (the "Prospectus Supplement").

          You have requested our opinion regarding certain federal income tax matters in connection with the offering of the Notes. The terms of the Notes are described in the Prospectus Supplement.

          We are of the opinion that the information set forth in the Prospectus Supplement under the caption "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" is an accurate summary of the United States federal income tax consequences purported to be described therein, all based on laws, regulations, rulings and decisions in effect on the date hereof.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder.

                              Yours very truly,

                              /s/ BAKER & DANIELS